FOR IMMEDIATE RELEASE

Investor and Analyst Contact:	Media Contact:
Jeffrey S. Beyersdorfer	Gary Hanson
(602) 286-1530	(602) 286-1777

Michelle Clemente
(602) 286-1533

WESTERN REFINING LOGISTICS ANNOUNCES CHANGES IN CFO POSITION

EL PASO, Texas, January 26, 2015 -- Western Refining Logistics, LP (NYSE:WNRL) announced today that Karen B. Davis has resigned as Chief Financial Officer effective February 2, 2015, to join Northern Tier Energy GP LLC, the general partner of Northern Tier Energy LP, and Northern Tier Energy LLC, as Executive Vice President and Chief Financial Officer in March 2015. Gary R. Dalke, Executive Vice President of Western Refining Logistics GP, LLC, the general partner of WNRL, has been named Interim Chief Financial Officer, in addition to his current role as Executive Vice President, until a replacement has been identified. Mr. Dalke previously served as Chief Financial Officer of WNRL since its inception in July 2013.
About Western Refining Logistics, LP
Western Refining Logistics, LP is principally a fee-based, growth-oriented master limited partnership formed by Western Refining, Inc. (NYSE: WNR) to own, operate, develop, and acquire terminals, storage tanks, pipelines, and other logistics assets related to the terminalling, transportation, and storage of crude oil and refined products. Headquartered in El Paso, Texas, Western Refining Logistics’ assets include approximately 300 miles of pipelines, approximately eight million barrels of active storage capacity, distribution of wholesale petroleum products, and crude oil trucking.
More information about Western Refining Logistics is available at www.wnrl.com.